Exhibit 99.1

For Release: January 28, 2014

Contact: Margaret Bouffard, Merchants Bank, at (802) 865-1807

Merchants Bancshares, Inc. Announces 2013 Results Highlighted by 9% Growth in
Average Loans

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $3.82 million and $15.13 million, or diluted earnings per share of $0.60 and $2.40, for the three months and year ended December 31, 2013, respectively. This compares to net income of $3.84 million and $15.19 million, or diluted earnings per share of $0.61 and $2.42, for the three months and year ended December 31, 2012, respectively.

The return on average assets was 0.91% and 0.90% for the three months and year ended December 31, 2013, respectively, compared to 0.91% and 0.92% for the same periods in 2012. The return on average equity was 13.07% and 12.97% for the three months and year ended December 31, 2013, respectively, compared to 13.08% and 13.37% for the same periods in 2012. We previously announced the declaration of a dividend of $0.28 per share, payable February 20, 2014, to shareholders of record as of February 6, 2014.

Shareholders’ equity ended the year at $119.61 million, and our book value per share was $18.93 at December 31, 2013. Our capital ratios remain strong at December 31, 2013, with a Tier 1 leverage ratio of 8.44%, compared to 8.08% at December 31, 2012, and a total risk-based capital ratio of 16.12%, compared to 16.00% at December 31, 2012.

“We are very pleased to report another strong year for our company. The loan growth we experienced during the first three quarters of 2013 allowed us to shrink our investment portfolio and reduce our exposure to price volatility associated with fixed rate bonds. Although the margin continued to decline, the rate of compression slowed as the yield curve steepened. We were able to reduce costs enough to offset the decline in net interest income,” commented Michael R. Tuttle, our President and CEO.

We realized a one time gain of $898 thousand during the fourth quarter in conjunction with the sale of one of our locations. The total gain on the sale was $1.83 million; the balance of the gain of $934 thousand will be deferred and amortized over 10 years as we are leasing back a portion of the sold property. We also took an impairment charge totaling $166 thousand related to our $38 million portfolio of collateralized loan obligations (“CLOs”) portfolio. Under the recently finalized Volcker rule, we may be required to divest of some of our CLOs by July of 2015. During January of 2014 we sold $15.74 million of our CLOs for a modest gain.

Quarterly average loan balances for the fourth quarter were $1.17 billion, an increase of $96 million over average loan balances for the fourth quarter of 2012; this represents an average annualized growth rate of 9%.

The following table summarizes the components of our ending loan portfolio balances as of the periods indicated:

(In thousands)	December 31, 2013	September 30, 2013	December 31, 2012
Commercial, financial and agricultural	$172,810	$163,138	$165,023
Municipal loans	94,007	96,491	84,689
Real estate loans – residential	489,706	493,667	460,395
Real estate loans – commercial	371,319	373,085	357,178
Real estate loans – construction	31,841	32,768	10,561
Installment loans	5,655	5,898	4,701
All other loans	895	454	376
Total loans	$1,166,233	$1,165,501	$1,082,923

Year to date growth in our commercial loan portfolio has been primarily driven by new customer acquisition and expansion of existing relationships. Higher long-term interest rates have led to a reduction in refinancing applications in our residential loan portfolio resulting in lower outstanding balances. Heightened competition in the commercial real estate space resulted in a reduction in that segment of our portfolio during the quarter.

The average investment portfolio balance for the fourth quarter of 2013 was $402.99 million, a reduction of $107.57 million from the fourth quarter of 2012. The ending balance in the investment portfolio at December 31, 2013 was $393.34 million, compared to $509.09 million at December 31, 2012. We intentionally allowed the investment portfolio to run off during the year and deployed the cash to fund our loan growth. This allowed us to control overall asset growth and strengthen our capital ratios and returns.

Very strong credit quality combined with low loan growth during the fourth quarter resulted in a zero provision for credit losses during the fourth quarter of 2013. Year to date our provision for credit losses totaled $800 thousand, compared to $250 thousand and $950 thousand for the three months and year ended December 31, 2012, respectively. Our overall loan growth during 2013 was the primary factor for the provision in 2013. Credit quality improved further during the quarter with non-performing loans at $906 thousand, or 0.08% of total loans at the end of 2013.

Total deposits at December 31, 2013 were $1.32 billion compared to December 31, 2012 balances of $1.27 billion. Total average deposits for the fourth quarter of 2013 were $1.32 billion, a $75.27 million increase over average balances for the fourth quarter of 2012. This represents a 6.03% annualized growth rate. Growth during 2013 has been concentrated in our transaction account categories, with continued reductions in time deposit balances. Securities sold under agreement to repurchase, which represent collateralized customer accounts, increased $70.82 million to $250.31 million at December 31, 2013 from $179.49 million at September 30, 2013, and decreased $37.21 million from $287.52 million at December 31, 2012. The quarter-over-quarter increase was a result of seasonal municipal cash flows, while the decrease compared to 2012 year end resulted from migration to deposit products.

Our taxable equivalent net interest income was $12.74 million and $50.96 million for the three months and year ended December 31, 2013, respectively, compared to $13.02 million and $51.99 million for the same periods in 2012. Our taxable equivalent net interest margin decreased four basis points to 3.10% for the fourth quarter of 2013 from 3.14% for the third quarter of 2013. Quarter-over-quarter and year-over–year, our taxable equivalent net interest margin decreased 10 basis points and 13 basis points, respectively. The margin compression during the fourth quarter of 2013 was due primarily to temporarily high cash balances, driven by a combination of seasonal municipal cash flows, flat linked quarter loan balances and a smaller securities portfolio. Most of the margin compression during 2013 was concentrated in our average asset yields, which decreased 25 basis points during 2013. Average loans yields decreased 38 basis points and average investment yields decreased 14 basis points. One of the factors influencing our loan yields was an increase in variable rate loans. Average variable rate loans for the fourth quarter of 2013 were $315.58 million, an increase of $53.63 million from the fourth quarter of 2012. These loans have a lower current yield than fixed rate loans, but will have higher yields when rates start to rise.

Total noninterest income increased $736 thousand to $3.52 million for the fourth quarter of 2013 compared to the third quarter of 2013 and decreased $983 thousand to $11.63 million for 2013 compared to 2012. Excluding net gains on investment securities, other than temporary impairment charges, and gains on sales of other assets, total noninterest income increased $19 thousand to $2.80 million for the fourth quarter of 2013 compared to the third quarter of this year, and decreased $9 thousand to $11.01 million for 2013 compared to 2012. Increases in cash management fees and other service charge income offset continued reductions in overdraft fees during 2013. Trust division income increased $377 thousand for 2013 compared to 2012. Other noninterest income decreased $318 thousand to $1.09 million for 2013 compared to 2012; $168 thousand of this reduction was a result of the discontinuation of our credit card affinity program at the end of 2012.

Total noninterest expense increased $1.04 million to $10.94 million for the fourth quarter of 2013 compared to the third quarter of 2013 and decreased $1.85 million to $40.62 million for 2013 compared to 2012. Excluding a $1.36 million prepayment penalty incurred during 2012, noninterest expense decreased $485 thousand for the year ended December 31, 2013 compared to 2012.

•

Total compensation and benefits increased $352 thousand for the fourth quarter of 2013 compared to the third quarter of 2013 and decreased $417 thousand for the year ended December 31, 2013 compared to 2012. There are a number of reasons for these changes. Strong growth and performance ahead of plan triggered an addition to our incentive accrual of $120 thousand during the fourth quarter of 2013. Additionally, a number of vacant positions were filled during the quarter. We experienced higher than usual claim volume in our self funded group health insurance plan during the fourth quarter of this year leading to an additional expense of $140 thousand. The decrease for 2013 compared to 2012 was primarily a result of reduced employee benefit costs as normal salary increases for 2013 were offset by reduced incentive expense. Expenses related to our group health insurance plan were $146 thousand lower for the year ended December 31, 2013 compared to 2012. Additionally, the overfunded status of our pension plan produced $162 thousand in income for us in 2013 compared to an expense of $252 thousand in 2012.

•

Occupancy and equipment expenses increased $294 thousand to $2.20 million for the fourth quarter of 2013 compared to the third quarter of this year, and increased $605 thousand for year ended December 31, 2013 compared to 2012. This increase was a result of additional investments we made in our facilities and in technology to increase efficiency and improve customer service. Additionally, we will be changing our core system provider during 2014 and have accelerated the write off of certain assets during the fourth quarter related to the current core system.

•

The timing of certain events and donations resulted in a $205 thousand increase in marketing expenses for the fourth quarter of 2013 compared to the third quarter of 2013. Year to date marketing expenses are $85 thousand lower than 2012.

•

The timing of investments in low income housing partnerships and their associated tax credits led to a reduction in expenses related to real estate limited partnerships to $1.08 million for the year ended December 31, 2013 compared to $1.52 million for 2012.

Our effective tax rate for 2013 was negatively impacted by the timing of investments in low income housing partnerships discussed above, which produced a lower level of tax credits for us in 2013 compared to 2012. This was offset by the positive impact on our tax rate of the donation of our branch building in North Bennington, Vermont, to a non-profit organization during the second quarter of 2013. Our effective tax rate for both 2012 and 2013 was 21%.

Michael R. Tuttle, our President and Chief Executive Officer, Janet P. Spitler, our Executive Vice President and Chief Financial Officer and Geoffrey R. Hesslink, our Executive Vice President, Chief Operating Officer and Senior Lender, will host a conference call to discuss these earnings results, business highlights and outlook at 9:00 a.m. Eastern Time on Wednesday, January 29, 2014. Interested parties may participate in the conference call by dialing U.S. number (888) 317-6016, Canada number (855) 669-9657, or international number (412) 317-6016. The title of the call is Merchants Bancshares, Inc. Q4 2013 Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until 9:00 a.m. Eastern Time on February 6, 2014. The U.S. replay dial-in telephone number is (877) 344-7529. The international replay telephone number is (412) 317-0088. The replay access code for both replay telephone numbers is 10036734. Additionally, a webcast of the call will be available on our website at www.mbvt.com shortly after the conclusion of the call.

Established in 1849, Merchants Bank is the largest Vermont-based bank, independent and locally operated. Consumer, business, municipal and investment customers enjoy personalized relationships, sophisticated online and mobile banking options, more than 30 community bank locations statewide, plus a nationwide network of over 55,000 surcharge-free Allpoint ATMs. Merchants Bank (Member FDIC, Equal Housing Lender, NASDAQ: MBVT), and Merchants Trust Company employ approximately 300 full-time employees and 40 part-time employees statewide, and has earned several “Best Place to Work in Vermont” awards. American Banker ranks Merchants Bank #10 in America among 851 peers. www.mbvt.com

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. In several places net interest income is presented on a fully taxable equivalent basis. Specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. The amount added back was $530 thousand and $2.06 million, respectively, for the three months and year ended December 31, 2013, compared to $484 thousand and $2.02 million, respectively, for the same periods in 2012. An additional non-GAAP financial measure we use is the tangible capital ratio. Because we have no intangible assets, our tangible shareholder’s equity is the same as our shareholder’s equity. We believe that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Certain statements contained in this press release that are not historical facts may constitute forward- looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants’ future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, continued weakness in general, national, regional or local economic conditions, the performance of our investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; volatility in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of our interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loans and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact our ability to take appropriate action to protect our financial interests in certain loan situations.

You should not place undue reliance on our forward-looking statements, and are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	December 31,	September 30,	December 31,	September 30,
	2013	2013	2012	2012
Balance Sheets - Period End
Total assets	$ 1,725,469	$ 1,667,130	$ 1,708,550	$ 1,685,836
Loans	1,166,233	1,165,501	1,082,923	1,072,879
Allowance for loan losses ("ALL")	12,042	12,199	11,562	11,444
Net loans	1,154,191	1,153,302	1,071,361	1,061,435
Investments-available for sale, taxable	252,513	269,676	508,681	526,257
Investments-held to maturity, taxable	140,826	136,017	407	443
Federal Home Loan Bank ("FHLB") stock	7,496	7,496	8,145	8,145
Cash and due from banks	30,434	35,634	34,547	30,097
Interest earning cash and other short-term investments	85,037	21,648	42,681	22,935
Other assets	54,972	43,357	42,728	36,524
Non-interest bearing deposits	266,299	267,608	240,491	227,879
Savings, interest bearing checking and money market accounts	752,171	745,814	700,191	687,267
Time deposits	305,106	317,824	330,398	337,817
Total deposits	1,323,576	1,331,246	1,271,080	1,252,963
Short-term borrowings	--	8,200	--	55,600
Securities sold under agreement to repurchase, short-term	250,314	179,490	287,520	227,996
Other long-term debt	2,403	2,423	2,483	2,503
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	8,946	8,229	8,627	8,126
Shareholders' equity	119,611	116,923	118,221	118,029

Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,685,103	$ 1,661,517	$ 1,682,673	$ 1,649,457
Loans	1,169,935	1,154,967	1,074,007	1,064,507
Allowance for loan losses	12,256	11,946	11,542	11,309
Net loans	1,157,679	1,143,021	1,062,465	1,053,198
Investments-available for sale, taxable	265,667	310,165	510,129	499,224
Investments-held to maturity, taxable	137,319	109,753	428	464
FHLB stock	7,496	7,496	8,145	8,145
Cash and due from banks	29,626	27,913	28,730	25,793
Interest earning cash and other short-term investments	47,624	21,700	26,036	16,241
Other assets	39,692	41,469	46,740	46,392
Non-interest bearing deposits	267,838	252,795	235,007	220,646
Savings, interest bearing checking and money market accounts	744,634	772,234	680,330	677,321
Time deposits	310,817	318,795	332,678	341,231
Total deposits	1,323,289	1,343,824	1,248,015	1,239,198
Short-term borrowings	198	26,451	34,347	60,141
Securities sold under agreement to repurchase, short-term	212,313	145,962	250,355	196,117
Other long-term debt	2,409	2,430	2,490	9,032
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	9,297	8,150	9,430	9,466
Shareholders' equity	116,978	114,081	117,417	114,884
Earning assets	1,628,041	1,604,081	1,618,745	1,588,581
Interest bearing liabilities	1,290,990	1,286,491	1,320,819	1,304,461

Ratios and Supplemental Information - Period End
Book value per share	$ 19.94	$ 19.50	$ 19.84	$ 19.82
Book value per share (1)	$ 18.93	$ 18.53	$ 18.82	$ 18.81
Tier I leverage ratio	8.44%	8.42%	8.08%	8.10%
Total risk-based capital ratio	16.12%	16.13%	16.00%	15.83%
Tangible capital ratio (2)	6.93%	7.01%	6.92%	7.00%
Period end common shares outstanding (1)	6,318,708	6,311,332	6,282,385	6,274,683

Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 906	$ 2,684	$ 2,912	$ 2,740
Nonperforming assets ("NPAs")	$ 1,015	$ 2,707	$ 2,912	$ 2,740
NPLs as a percent of total loans	0.08%	0.23%	0.27%	0.26%
NPAs as a percent of total assets	0.06%	0.16%	0.17%	0.16%
ALL as a percent of NPLs	1329%	455%	397%	418%
ALL as a percent of total loans	1.03%	1.05%	1.07%	1.07%

(1)

This book value and period end common shares outstanding includes 319,854; 314,956; 324,515; and 319,572 Rabbi Trust shares for the periods noted above, respectively.

(2)

The tangible capital ratio is calculated by dividing tangible equity by tangible assets. Because we have no intangible assets, our tangible shareholder's equity is the same as our shareholder's equity.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Twelve Months Ended
	December 31,
	2013	2012
Balance Sheets - Year-to-Date Averages
Total assets	$ 1,677,342	$ 1,648,393
Loans	1,133,637	1,057,446
Allowance for loan losses	11,935	11,182
Net loans	1,121,702	1,046,264
Investments-available for sale, taxable	385,604	500,667
Investments-held to maturity, taxable	62,457	482
FHLB stock	7,618	8,235
Cash and due from banks	27,087	25,217
Interest earning cash and other short-term investments	27,909	20,360
Other assets	44,965	47,168
Non-interest bearing deposits	246,011	214,113
Savings, interest bearing checking and money market accounts	731,476	665,399
Time deposits	321,962	342,911
Total deposits	1,299,449	1,222,423
Short-term borrowings	17,260	38,290
Securities sold under agreement to repurchase, short-term	212,644	230,281
Other long-term debt	2,439	13,667
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619
Other liabilities	8,291	9,492
Shareholders' equity	116,640	113,621
Earning assets	1,617,225	1,587,190
Interest bearing liabilities	1,306,400	1,311,167

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Operating Results
Interest income
Interest and fees on loans	$ 11,123	$ 11,070	$ 11,117	$ 43,987	$ 44,977
Interest and dividends on investments	2,293	2,314	2,846	9,980	11,880
Total interest and dividend income	13,416	13,384	13,963	53,967	56,857
Interest expense
Deposits	928	948	803	3,350	3,551
Securities sold under agreement to repurchase and other short-term borrowings	97	83	336	914	1,790
Long-term debt	204	201	289	806	1,542
Total interest expense	1,229	1,232	1,428	5,070	6,883
Net interest income	12,187	12,152	12,535	48,897	49,974
Provision for credit losses	--	400	250	800	950
Net interest income after provision for credit losses	12,187	11,752	12,285	48,097	49,024
Noninterest income
Trust division income	784	759	685	3,062	2,685
Service charges on deposits	1,017	995	1,077	3,989	4,078
Debit card income, net	761	720	752	2,875	2,854
Gain (losses) on investment securities, net	--	1	85	(12)	507
Other-than-temporary impairment losses on securities	(166)	--	--	(166)	--
Gain on sale of other assets	884	--	--	794	1,083
Other noninterest income	242	311	386	1,088	1,406
Total noninterest income	3,522	2,786	2,985	11,630	12,613
Noninterest expense
Compensation and benefits	5,106	4,754	4,826	19,165	19,582
Occupancy and equipment expenses	2,204	1,910	1,925	8,057	7,452
Legal and professional fees	754	695	591	2,755	2,545
Marketing expenses	598	393	577	1,756	1,841
Equity in losses of real estate limited partnerships, net	273	271	327	1,084	1,516
State franchise taxes	357	363	330	1,439	1,295
FDIC insurance	217	215	222	872	866
Prepayment penalty	--	--	--	--	1,363
Other real estate owned	37	17	68	121	197
Other noninterest expense	1,396	1,282	1,498	5,369	5,809
Total noninterest expense	10,942	9,900	10,364	40,618	42,466
Income before provision for income taxes	4,767	4,638	4,906	19,109	19,171
Provision for income taxes	944	964	1,066	3,978	3,977
Net income	$ 3,823	$ 3,674	$ 3,840	$ 15,131	$ 15,194

Ratios and Supplemental Information
Weighted average common shares outstanding	6,315,936	6,308,796	6,279,279	6,302,494	6,258,832
Weighted average diluted shares outstanding	6,330,303	6,323,602	6,291,237	6,315,936	6,271,102
Basic earnings per common share	$ 0.61	$ 0.58	$ 0.61	$ 2.40	$ 2.43
Diluted earnings per common share	$ 0.60	$ 0.58	$ 0.61	$ 2.40	$ 2.42
Return on average assets	0.91%	0.88%	0.91%	0.90%	0.92%
Return on average shareholders' equity	13.07%	12.89%	13.08%	12.97%	13.37%
Average yield on loans	3.95%	4.00%	4.30%	4.06%	4.44%
Average yield on investments	2.19%	2.14%	2.17%	2.18%	2.32%
Average yield of earning assets	3.40%	3.45%	3.55%	3.46%	3.71%
Average cost of interest bearing deposits	0.34%	0.34%	0.32%	0.32%	0.35%
Average cost of borrowed funds	0.51%	0.58%	0.81%	0.68%	1.10%
Average cost of interest bearing liabilites	0.37%	0.38%	0.43%	0.39%	0.52%
Net interest rate spread	3.03%	3.07%	3.12%	3.07%	3.19%
Net interest margin	3.10%	3.14%	3.20%	3.15%	3.28%
Net interest income on a fully taxable equivalent basis	$ 12,735	$ 12,713	$ 13,019	$ 50,955	$ 51,989
Net recoveries (charge-offs) to Average Loans	(0.01)%	(0.01)%	0.00%	(0.02)%	0.00%
Net recoveries (charge-offs)	$(162)	$(67)	$(18)	$(283)	$ 9
Efficiency ratio (1)	66.20%	59.63%	60.74%	61.28%	60.63%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note: As of December 31, 2013, Merchants Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.73 million.

Amounts reported for prior periods are reclassified, where necessary, to be consistent with the current period presentation.